Exhibit 99.1

Huntington Bancshares Incorporated
Huntington Center
41 South High Street
Columbus, Ohio 43287
Stephen D. Steinour
Chairman, President and Chief Executive Officer
614.480.3327 Telephone
614.480.5485 Facsimile
steve.steinour@huntington.com

April 30, 2010

Dear Fellow Huntington Shareholder:

For the first quarter we reported a profit of $39.7 million, or $0.01 per common share. This represented a very significant step forward for Huntington. Last October, we said it was important that Huntington return to profitability as soon as possible. We are very pleased to have reached this goal a year faster than the analyst consensus anticipated. These results reflected the cumulative hard work and combined dedication of colleagues throughout the company over the last year to position the company for better long-term performance.

Our balance sheet and liquidity positions are strong. We are delivering earnings momentum. Credit trends continue to improve. Capital levels are solid. We expect to report a profit for full year 2010.

Performance Overview

For the 2010 first quarter, we reported net income of $39.7 million, or $0.01 per common share, including a $38.2 million net tax benefit. This compared with a net loss of $369.7 million, or $0.56 per common share, in the 2009 fourth quarter.

As noted in the table below, this marked the fifth consecutive quarter of improvement in pre-tax, pre-provision income. This is a significant achievement during this period of great challenges. First quarter pre-tax, pre-provision income was $251.8 million, up 4% from the 2009 fourth quarter and 12% higher than a year ago. This improvement was driven by higher net interest income.

Our net interest margin was 3.47%, up significantly from 3.19% in the fourth quarter. This increase drove a $19.8 million, or 5%, increase in net interest income, as average earning assets declined 1%. Average total loans and leases declined slightly as decreases in commercial loans, primarily commercial real estate, were only partially offset by an increase in average total consumer loans. Average investment securities declined 4%, reflecting maturities. Average core deposits increased 1%. The net interest margin increase reflected better pricing on both deposits and loans. It also reflected the benefits of asset and liability management strategies to reduce the asset sensitivity of the balance sheet over the next year while maintaining the flexibility to be prepared for a rising rate environment.

As I wrote in my January letter, our preference would be to use the cash generated by our strong deposit growth to make higher-margin loans. We are seeing some success on the consumer front. First quarter originations for auto loans and home equity loans increased 31% and 25%, respectively. Residential mortgage originations, however, were flat. To drive meaningful overall loan growth, we need to see our commercial loans grow, as this segment represents 53% of our portfolio.

	2010			2009

	First	Fourth	Third	Second		First
(in millions)	Quarter	Quarter	Quarter	Quarter		Quarter

Loss (Income) Before Income Taxes	$1.6	$(598.0)	$(257.4)	$(137.8)		$(2,685.0)

Add: Provision for credit losses	235.0	894.0	475.1	413.7		291.8
Less: Securities (losses) gains	(0.0)	(2.6)	(2.4)	(7.3)		2.1
Add: Amortization of intangibles	15.1	17.1	17.0	17.1		17.1
Less: Significant Items (1)
Gain on early extinguishment of debt (2)	—	73.6	—	67.4		—
Goodwill impairment	—	—	—	(4.2)		(2,602.7)
Gain related to Visa stock	—	—	—	31.4		—
FDIC special assessment	—	—	—	(23.6)		—

Total pretax, pre-provision income (1)	$251.8	$242.1	$237.1	$229.3		$224.6

Change in total pretax, pre-provision income:
Linked quarter change — amount	$9.8	$4.9	$7.8	$4.7		$29.5
Linked quarter change — percent	4.0%	2.1%	3.4%	2.1	%	15.1%

(1) See Basis of Presentation for definition
(2) Only includes transactions deemed significant

Credit Performance Discussion

This quarter showed continued improvement in credit quality trends and confirms our expectation that 2009 would represent the high water mark for credit-related problems. Going forward, we anticipate we will continue to see improvement in the level of the provision for credit losses and net charge-offs.

Net charge-offs in the first quarter were $238.5 million, or an annualized 2.58%, of average total loans and leases. This was down 46% from $444.7 million, or an annualized 4.80%, in the prior quarter. Total nonperforming assets at March 31, 2010 were $1,918.4 million, down 7% from December 31, 2009. There was also a 7% decline in commercial “criticized” loans, the first decrease in well over a year. Early stage delinquencies also declined for commercial loans, down 13%, and consumer loans, down 4%.

The period-end allowance for credit losses represented 4.14% of total loans and leases, essentially unchanged from the end of last year. Reflecting the decline in nonaccrual loans, the period-end allowance for credit losses as a percent of period-end nonaccrual loans increased to 87% from 80%.

Liquidity and Capital Remain Solid

Cash and investment securities at March 31 were $10.3 billion, up 43% from a year ago. Period-end loans and leases represented 92% of deposits, significantly improved from 101% at the end of March last year.

Maintaining a solid capital base is important to the stability of the company. The tangible common equity to tangible asset ratio improved to 5.96% from 5.92% at the end of last year. Tier 1 and Total regulatory risk-based capital ratios at March 31, 2010 were 11.94% and 14.24%, respectively, and $2.5 billion and $1.8 billion, respectively, above the regulatory “well capitalized” thresholds. We continue to believe we have sufficient capital to weather a stressed economic scenario and have no current plans to raise additional capital.

Other Highlights

The implementation of our three-year strategic plan continues. During the first quarter, this was manifested in several actions.

We increased our investment in the Cleveland market with 7-day banking and by adding 200 new jobs. In the southeast Michigan market, we attracted a team of eight seasoned commercial bankers. As a re-enforcement of our commitment to small businesses, which is critical to leading an economic recovery, we announced a $4 billion, 3-year lending commitment. This will result in hiring 150 additional business bankers. In central Ohio, Huntington Investment Company opened two new offices. And to widen the distribution of our successful Huntington Funds, we hired a nationally-recognized wholesaler to distribute the funds through third-party distribution channels.

Annual Shareholders’ Meeting Report

On April 22, we held our Annual Shareholders’ Meeting. All five directors up for re-election were elected. The proposals to (1) approve the Second Amended and Restated 2007 Stock and Long-Term Incentive Plan, (2) to amend Huntington’s charter to increase the authorized common stock of Huntington from 1,000,000,000 shares to 1,500,000,000 shares, and (3) to ratify the appointment of Deloitte & Touched LLP as the independent registered public accounting firm for Huntington Bancshares Incorporated for 2010, all passed. Lastly, the non-binding advisory vote on the compensation of executives received a 90% approval vote.

I am pleased to report that the mood was positive with recognition given for the progress we have made to date. During the discussion period, two issues were very much on the minds of those in attendance: the prospects for the repayment of our $1.4 billion TARP and for an increase in the common stock dividend.

TARP Repayment

It has always been our view to repay our TARP capital as soon as possible. We remain positioned for that repayment. We have holding company liquidity of $1.1 billion and our regulatory risk-based capital ratios are well in excess of the current “well capitalized” thresholds. Yet, I do not see repayment in the near term, given our view of what the prerequisites would be for repayment besides this balance sheet capacity.

The first prerequisite is evidence of a sustained economic recovery. We are more encouraged about this prospect today than three months ago; yet, the economy remains fragile.

The second prerequisite is our ability to consistently demonstrate profitable performance with growth in earnings. Returning to profitability this past quarter is a significant first step. Now we need to demonstrate we can be profitable consistently, while also increasing the absolute level of earnings. This would demonstrate our ability to consistently build capital through earnings, thus lessening the need for the TARP capital.

The third prerequisite is having clarity on the new regulatory capital thresholds as it is increasingly clear that regulatory capital thresholds will be higher. But, those new capital thresholds will not be known until sometime after Congress passes new financial reform legislation. It is prudent to know new industry expectations before repaying TARP. Yet, it appears knowing these new thresholds is still sometime away.

It is our view that the best and most shareholder friendly approach is to remain patient. One of the reasons regulators have demanded so much new capital be raised for TARP repayment up to now is that the economy remains fragile. To the degree the economy strengthens in coming months, this may lessen any coincident capital raise demands.

Our return to profitability and earnings growth helps two ways. First, retained earnings will increase capital. Second, as earnings grow our stock price should move higher. This means that should new capital be issued as a condition for TARP repayment, the dilution should lessen.

For now, we have no specified TARP repayment time table and believe it is in our shareholders’ best interest to be patient.

Common Stock Dividend Outlook

The next key investor issue relates to our common stock dividend. Please know this is top of mind and that we are aware of how difficult our having to cut the dividend has been on our many shareholders that depend on dividends for income. Also know that we are committed to paying a meaningful dividend. We are just not in a position to raise the dividend in the near term.

The reasons for this are similar with those for TARP repayment. We need an economy that is clearly strengthening. We have to demonstrate that we can consistently deliver profits and earnings growth. We also need to repay our TARP capital. When all of these are taken into consideration, it will likely be a number of quarters, at least, before we would be in a position to raise the dividends. I share that disappointment. We are working to accelerate our profits and earnings growth.

Returning to profitability in the first quarter is a very significant achievement. Reporting a profit for full year 2010 will positively differentiate our performance from that of some other regional banks. Yet, we are mindful there is much left for us to accomplish. Our performance is not yet at the level where we can fulfill our commitment to reward our shareholders. Driven with focus and a sense of urgency, we will get stronger every day. Thank you for again allowing me the opportunity to share these views with you.

Sincerely,

Important Notice: This letter is a high level review and discussion of recent performance and activities. For a full discussion, investors should refer to the 4/21/10 Financial
Press Release and other SEC Filings sections found on the Investor Relations page of the company’s web site (www.huntington.com). For questions please contact Investor Relations
(614) 480-5676.